UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

☒	Filed by the Registrant
☐	Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Hoku Corporation

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

HOKU CORPORATION
1288 Ala Moana Boulevard, Suite 220
Honolulu, Hawaii 96814

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On December 9, 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of HOKU CORPORATION, a Delaware corporation. The meeting will be held on Friday, December 9, 2011 at 4:00 p.m. local time at the Outrigger Waikiki on the Beach, 2335 Kalakaua Avenue, Honolulu, Hawaii 96815 for the following purposes:

1.	To elect three directors named in the proxy statement for a three-year term expiring at the annual meeting of stockholders to be held in 2014 or until their successors are duly elected and qualified.
2.	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2012.
3.	To hold an advisory (non-binding) vote on the compensation of our named executive officers as described in the accompanying proxy statement.
4.	To hold an advisory (non-binding) vote on the frequency with which an advisory vote on the compensation of our named executive officers will be subject to the vote of our stockholders.
5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

In accordance with the “Notice and Access” rules established by the Securities and Exchange Commission, we are providing you with access to our proxy materials over the Internet. Accordingly, on or about October 24, 2011, we will mail a Notice of Internet Availability of Proxy Materials, or the Notice, to many of our stockholders in lieu of printed copies of our proxy materials. The Notice will describe how to access and review our proxy materials, including our proxy statement and annual report on Form 10-K and the proxy card to vote over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. We will mail our registered stockholders a printed copy of all proxy materials.

The record date for the Annual Meeting is October 14, 2011. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Scott Paul
Scott B. Paul,
Chief Executive Officer

Honolulu, Hawaii
October 24, 2011

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed by your broker or bank, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

HOKU CORPORATION
1288 Ala Moana Boulevard, Suite 220
Honolulu, Hawaii 96814

PROXY STATEMENT
FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

December 9, 2011

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Hoku Corporation, or Hoku, is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on December 9, 2011, or the 2011 Annual Meeting. You are invited to attend the 2011 Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or if you are a beneficial owner (as described in more detailed below), you may vote by telephone or Internet as instructed by your broker, bank or other agent.

Who can vote at the 2011 Annual Meeting?

Only stockholders of record at the close of business on October 14, 2011 will be entitled to vote at the 2011 Annual Meeting. On this record date, there were 54,911,864 shares of common stock outstanding and entitled to vote.

Stockholder of Record:  Shares Registered in Your Name

If on October 14, 2011 your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the 2011 Annual Meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner:  Shares Registered in the Name of a Broker or Bank

If on October 14, 2011 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the 2011 Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the 2011 Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of three directors for a three-year term expiring at our annual meeting of stockholders to be held in 2014;
•	Ratification of KPMG LLP as our independent registered public accounting firm, for our fiscal year ending March 31, 2012;
•	Advisory (non-binding) vote on the compensation of our named executive officers as described in the proxy statement; and
•	Advisory (non-binding) vote on the frequency with which an advisory vote on the compensation of our named executive officers will be subject to the vote of our stockholders.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may vote “Withhold” for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against,” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record:  Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the 2011 Annual Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the 2011 Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the 2011 Annual Meeting and we will give you a ballot when you arrive.
•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the 2011 Annual Meeting, we will vote your shares as you direct.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the 2011 Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Electronic Access to Proxy Materials

Under rules approved by the Securities Exchange Commission (“SEC”), Hoku is now furnishing proxy materials on the Internet in addition to mailing paper copies of the materials to each stockholder of record. Instructions on how to access and review the proxy materials on the Internet can be found on the proxy card sent to stockholders of record and on the Notice of Internet Availability of Proxy Materials (the “Notice”) sent to beneficial owners. The Notice will also include instructions for beneficial owners on how to access the proxy card to vote over the Internet. Voting over the Internet will not affect your right to vote in person if you decide to attend the Annual Meeting; however, if you wish to revoke your proxy, you must first notify Hoku’s Secretary of your intent to vote in person, and vote your shares at the 2011 Annual Meeting.

How many votes do I have?

You have one vote for each share of common stock you own as of October 14, 2011.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted in accordance with the recommendations of the Board of Directors. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the 2011 Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.
•	You may send a written notice that you are revoking your proxy to Hoku’s Secretary at Hoku Corporation, 1288 Ala Moana Boulevard, Suite 220, Honolulu, Hawaii 96814.
•	You may attend the 2011 Annual Meeting and vote in person. Simply attending the 2011 Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

We plan to hold our next annual meeting of stockholders during December 2012. To be considered for inclusion in our next annual meeting of stockholders proxy materials, your proposal must be submitted in writing by June 26, 2012, to Hoku’s Secretary at Hoku Corporation, 1288 Ala Moana Boulevard, Suite 220, Honolulu, Hawaii 96814. You are also advised to review Hoku’s Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold.” Abstentions will be counted as present for purposes of determining the existence of a quorum.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can only vote your shares with respect to “routine” items. However, because all of the proposals other than the ratification of KPMG LLP as our independent registered public accounting firm are “non-routine” matters, your broker cannot vote your shares on these proposals. Therefore, if you do not give instructions to your broker, it will result in “broker non-votes” on the “non-routine” proposals. Broker non-votes will not be counted as present for purposes of determining the existence of a quorum and will not be voted at the annual meeting.

How many votes are needed to approve each proposal?

•	For the election of directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withhold” will affect the outcome.
•	To be approved, Proposal 2, the ratification of KPMG LLP, as our independent registered public accounting firm, must receive a “For” vote by the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Fiscal Year 2012 Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. If you do not vote, it will have no effect.
•	Approval of the advisory resolution regarding the compensation of our named executive officers under Proposal 3 requires the approval of the affirmative vote of a majority of shares present in person or represented by proxy at the annual meeting and entitled to vote. Abstentions will count as negative votes, and broker non-votes will not be taken into account.
•	With respect to the proposal regarding the frequency for conducting the advisory stockholder vote on executive compensation under Proposal 4, the frequency receiving the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote will be considered the frequency approved by our stockholders. Abstentions and broker non-votes will have no effect on this proposal. However, whether or not a particular frequency receives majority approval in accordance with the foregoing standards, the Board of Directors will have complete discretion to determine the actual frequency at which the required advisory stockholder vote on executive officer compensation will be conducted, since the stockholder vote on such frequency is only an advisory vote and is non-binding.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by stockholders present at the 2011 Annual Meeting or by proxy. On the record date, there were 54,911,864 shares outstanding and entitled to vote. Thus, 27,455,933 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the 2011 Annual Meeting. Abstentions will be counted towards the quorum requirement and broker non-votes will not. If there is no quorum, the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

What are the Board of Directors’ recommendations?

The Board recommends votes:

•	FOR the election of each of the nominees for director for a three-year term expiring at our annual meeting of stockholders to be held in 2014;
•	FOR the advisory vote approving executive compensation;
•	THREE YEARS on the advisory vote regarding the frequency of advisory votes on compensation; and
•	FOR the ratification of KPMG LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2012.

Unless you give other instructions on your proxy card, the person named as proxy holder on the proxy card will vote in accordance with the recommendations of the Board of Directors.

How can I find out the results of the voting at the 2011 Annual Meeting?

Preliminary voting results will be announced at the 2011 Annual Meeting. Final voting results will be published in a Current Report on Form 8-K filed within four business days after the 2011 Annual Meeting.

BOARD OF DIRECTORS AND COMMITTEE INFORMATION

PROPOSAL 1

ELECTION OF DIRECTORS

Hoku’s Board of Directors, or the Board, is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

In connection with our investment transaction with Tianwei New Energy Holdings Co., Ltd., or Tianwei, that closed on December 22, 2009, we entered into an agreement with Tianwei pursuant to which Tianwei is entitled to designate four of seven directors on our Board. Of our current directors, the following four were designated by Tianwei pursuant to this agreement: Wei Xia, (Adam) Yi Zheng, Zhengfei Gao, and (Mike) Tao Zhang. Yi Zheng’s term will expire at our 2011 Annual Meeting.

The independent members of our Board have recommended and approved the nomination of Scott B. Paul, Karl E. Stahlkopf, and Yi Zheng to our Board. The nomination of Messrs. Paul, Stahlkopf, and Zheng was also approved by the full Board. If elected at the 2011 Annual Meeting, Messrs. Paul, Stahlkopf, and Zheng would each serve for a three-year term expiring at our annual meeting to be held in 2014 or until his respective successor is elected and has qualified, or until his earlier death, resignation or removal.

It is our policy to encourage directors and nominees for director to attend our annual meetings of stockholders. Messrs. Paul, Hirata and Stahlkopf attended our 2010 annual meeting of stockholders held on December 3, 2010. The following is a brief biography of each of the nominees for director and each director whose term will continue after the 2011 Annual Meeting and their ages, as of October 31, 2011.

Nominee for Election for a Three-Year Term Expiring at Our Annual Meeting of Stockholders to be held in 2014

Scott B. Paul, Age 38
Mr. Paul has served as Chief Executive Officer and a member of the Board since April 1, 2010. Mr. Paul served as our Chief Operating Officer from November 2008 to April 1, 2010. Previously, he served as our Vice President, Business Development and General Counsel from July 2003 to November 2008. Mr. Paul was also our Secretary from November 2004 to March 2005. From June 2002 to June 2003, Mr. Paul was Associate General Counsel and Director of Business Development at Read-Rite Corporation, a component supplier for hard disk and tape drives. From April 2000 to June 2002, he was an attorney in the Business and Technology Group at Brobeck, Phleger & Harrison LLP, a law firm. From October 1999 to April 2000, Mr. Paul was an attorney in the Business Solutions Group at Reed Smith Crosby Heafey, LLP, a law firm, and from October 1998 to October 1999, he was an attorney at Ropers, Majeski, Kohn & Bentley, a law firm. Mr. Paul has a B.A. in Psychology from the University of California, Los Angeles and a J.D. from Santa Clara University School of Law. Mr. Paul brings to the Board extensive skills and experiences in executive management, corporate governance and legal matters. In addition, Mr. Paul’s intimate and historical knowledge of our operations provides the board with an in-depth understanding of our business.

Karl E. Stahlkopf, Ph.D., Age 71
Dr. Stahlkopf has served as a member of our Board since July 2002. He is currently a Founding Partner and Director at Kairos Energy Capital where his emphasis is in technology analysis and evaluation, utility integration and project design optimization for project finance for renewable energy projects. He was also a Partner and Director of Sennet Renewables, a merchant bank, where he focused on the financing of renewable energy projects from July 2009 to April 2010. Dr. Stahlkopf was Senior Vice President, Energy Solutions and Chief Technology Officer of Hawaiian Electric Company, Inc., a subsidiary of Hawaiian Electric Industries, Inc., from May 2002 until July 2009. While at Hawaiian Electric Dr. Stahlkopf also served as President of Renewable Hawaii, Inc., the renewable energy subsidiary of Hawaiian Electric Company, Inc. From November 1973 to April 2002, Dr. Stahlkopf served as Vice President of Power Delivery and Utilization at Energy Power Research Institute, or EPRI, an independent, non-profit center for electricity and environmental research. During his tenure at EPRI, Dr. Stahlkopf was also a founder and served as the President and Chief Executive Officer of EPRI Solutions, a subsidiary of EPRI, and was Chairman of the board of directors of Sure-Tech, LLC, a manufacturer of power electronic devices. Dr. Stahlkopf has a B.S. in Electrical Engineering and Naval Science from the University of Wisconsin and an M.S. and Ph.D. in Nuclear Engineering from the University of California, Berkeley. Dr. Stahlkopf’s extensive experience in the energy industry, particularly his background and knowledge in developing and financing renewable energy projects and technologies, provides the Board with significant insight and expertise with respect to our operations.
Yi Zheng, Ph.D., Age 38
Dr. Zheng has served as a member of our Board since December 2009. Dr. Zheng has served since 2009 as the President of Yuanhong Venture Capital Co., Ltd. He has also served since 2007 as a Venture Partner for Lightspeed Venture Partners. Dr. Zheng served as a director of Tianwei from April 23, 2009 to August 1, 2009. From 2004 to 2007, Dr. Zheng served as the Managing Director of Investment of TongFang Co., Ltd. In 2003, Dr. Zheng co-founded and served as Chief Financial Officer of Baihe.com. From 2002 to 2003, he served as an Associate of TPG-Newbridge Capital, LLC. Dr. Zheng has an M.S. in Environmental Engineering from Tsinghua University, a Ph.D. in Civil and Environmental Engineering from the University of California, Davis, and a Master of Financial Engineering from the University of California, Berkeley. Dr. Zheng’s strong background and expertise in finance, auditing and investment management provide him with the skills and qualifications to serve as a director of the Board and contribute significantly to the Board’s understanding of our strategic and financing planning and transactions.

The Board of Directors Recommends a Vote in Favor of the Above-Named Nominees.

Directors Continuing in Office Until Our Annual Meeting of Stockholders to be held in 2012

Dean K. Hirata, Age 54
Mr. Hirata has served as a member of our Board since January 2007. Since August 2011, Mr. Hirata has been serving as Chief Financial Officer of Tetris Online, Inc. From 2010 to July 2011, Mr. Hirata served as Deputy Director of the Department of Budget and Finance for the State of Hawaii. From 2006 to May 2010, Mr. Hirata served as Vice Chairman and Chief Financial Officer of Central Pacific Financial Corp., the holding company of Central Pacific Bank. From 2004 to 2006, he served as Executive Vice President and Chief Financial Officer of Central Pacific Financial Corp. From 2002 to 2004, he served as Executive Vice President and Chief Financial Officer of CB Bancshares, Inc., a bank holding company, whose principal subsidiary was City Bank. From 1999 to 2002, he served as Senior Vice President and Chief Financial Officer of CB Bancshares. From 1990 to 1999, Mr. Hirata served as Controller of First Hawaiian Bank. From 1980 to 1990, Mr. Hirata was with KPMG LLP, an independent registered public accounting firm. Mr. Hirata holds a Bachelor in Business Administration from the University of Hawaii. Mr. Hirata’s extensive experience in financial reporting, public accounting, corporate finance and risk management brings significant expertise and knowledge to the Board, including issues relating to auditing and strategic planning.
Wei Xia, Age 52
Mr. Xia has served as a member of our Board since December 2009 and the Chairman of our Board since March 2010. Mr. Xia has served since 2004 as the Vice General Manager of Baoding Tianwei Group Co., Ltd., the parent company of Tianwei. From 1999 to 2004, he served as the Vice General Manager of Baoding Tianwei Baobian Electric Co., Ltd., an affiliate of Tianwei. From 1997 to 1999, he served as the Vice Manager of Baoding Tianwei Group Large Transformer Company, an affiliate of Tianwei. Mr. Xia holds a Bachelor in Engineering from Lanzhou University of Technology. Mr. Xia brings to the Board extensive knowledge and expertise in the energy industry, particularly those in the People’s Republic of China, and his affiliation with Tianwei, our largest stockholder, also provides significant expertise in the solar energy market relevant to our operations.Table 0px Font 0pt

Directors Continuing in Office Until Our Annual Meeting of Stockholders to be held in 2013

Zhengfei Gao, Age 43
Mr. Gao has served as a member of our Board since July 2010. Mr. Gao has served as the General Manager of Tianwei New Energy Holdings Co., Ltd since 2009. From 2007 to 2009, he served as the Vice President of CLP Electric Group Co., Ltd., an electric power station in China, and Board Chairman of Jiangxi Jingde Semiconductor New Material Co., Ltd., a polysilicon manufacturer. From 2003 to 2007, he served as the Vice President of Shanghai Dongdeng Group Co., Ltd. and General Manager of Shanghai Dongdeng Information Technology Co., Ltd., an information technology company. From 2001 to 2002, Mr. Gao served as Director and Chief Financial Officer of Shanghai United Gene Technology Group Co., Ltd., a biotechnology company. From 1999 to 2001, he served as General Manager of the Finance Department of China for Asia Pulp & Paper, a producer of pulp, paper, and packaging. Mr. Gao holds a Bachelor’s degree in Industrial Management Engineering from Xi’an Jiaotong University. Mr. Gao’s extensive experience in the energy and technology industries, particularly his management of Tianwei’s photovoltaic products business, and his management position in a polysilicon manufacturing company, provides the Board with an understanding of the factors impacting the construction and operation of our polysilicon plant, as well as the future strategic growth of our solar business.
(Mike) Tao Zhang, Ph.D, Age 38
Dr. Zhang has served as a member of our Board since July 2010. Dr. Zhang was appointed Interim President of the Hoku Materials on October 29, 2010. Dr. Zhang has served since 2009 as Vice General Manager of Tianwei New Energy Holdings Co., Ltd. From 2007 to 2009, he served as the Senior Manager/Director of Spansion Inc., a public company in the semiconductor industry by Fujitsu and AMD. From 2002 to 2007, he served as Senior Automation Engineer, Flash Factory IE Manager, Systems IE Manager, Department Manager, and Staff Technologist for Intel. From 1998 to 2002, he was a Postdoctoral Research Fellow at the University of California, Berkeley. He is Co-Chair of an IEEE Technical Committee and the recipient of an IEEE Early Career Award and the IIE Outstanding Young Industrial Engineer Award. He is also listed in Marquis Who’s Who in the World, invited to Asia 21 Young Leader Summit, and selected to the China Global Expert Recruitment program. Dr. Zhang received the M.S. and the Ph.D. degrees, as well as the Management of Technology certificate from the Haas School of Business and the College of Engineering, all at the University of California, Berkeley in record-breaking 3 years. Dr. Zhang’s strong background and knowledge in operations management and working experiences in a large U.S. public company provides the Board with significant skills and expertise in analyzing our business operations. In addition to his other responsibilities, Dr. Zhang is the Director and Executive Vice President of the US-China Green Energy Council, which promotes the expansion of public and private cooperative relationships in the solar industry between the United States and China, and he is currently in charge of Tianwei’s photovoltaic module sales and marketing efforts in North America. These responsibilities provide the Board with added expertise and perspective on the broader solar market in which we operate and compete.

Information About the Board of Directors, its Committees and Corporate Governance

Independence and “Controlled Company” Disclosure

Tianwei owns or controls 33,379,287 shares of our common stock and, therefore, holds approximately 61% of our voting power as of October 14, 2011. Tianwei also holds a warrant to purchase an additional 10,000,000 shares of our common stock. The 33,379,287 shares, when added to the 10,000,000 shares of common stock covered by the warrant, result in Tianwei beneficially owning 67% of our outstanding common stock on a fully-diluted basis. Thus, our Board has determined that we are a “controlled company” within the meaning of Listing Rule 5615(c)(1) for the NASDAQ Stock Market. As a “controlled company,” we are exempt from certain listing standards of NASDAQ and are thus not required to have (i) a board of directors comprised of a majority of independent directors; (ii) compensation of the executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (iii) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors. However, we are not exempt from the requirements to have an audit committee comprised of at least three independent directors and to hold regularly scheduled executive sessions of our Board of Directors in which only the independent directors are present. Also, Internal Revenue Code Section 162(m) does require a compensation committee of outside directors (within the meaning of Section 162(m)) to approve stock option grants to executive officers in order for us to be able to deduct the stock option grants as an expense.

After review of all relevant transactions or relationships between each director, or any of his family members, and Hoku (including its subsidiaries and parent), the Board affirmatively determined that the following directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Hirata, Dr. Stahlkopf and Dr. Zheng. In making this determination, the Board considered Dr. Zheng’s service as a director of Tianwei from April 23, 2009 to August 1, 2009 and the fact that he was designated by Tianwei to serve as one of our directors.

As required under applicable NASDAQ listing standards, in our fiscal year 2011 our independent directors met in regularly scheduled executive sessions at which only independent directors were present.

Audit Committee

Our Board of Directors currently has a standing Audit Committee. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The current members of the Audit Committee are Dean K. Hirata (Chairman), Karl E. Stahlkopf, Ph.D, and Yi Zheng, PhD. Our Board of Directors has determined that Mr. Hirata, the Chairman of the Audit Committee, qualifies as an “audit committee financial expert” as defined by the regulations of the SEC. Our Board of Directors has determined that each member of the Audit Committee meets the independence criteria for audit committee membership prescribed by NASDAQ and SEC rules and regulations.

Our Audit Committee is responsible for, among other things:

•	overseeing and monitoring:
•	our corporate accounting and financial reporting practices and the audits of our financial statements;
•	our systems of internal accounting and financial controls;
•	the quality and integrity of our financial statements and reports;
•	appointing an independent registered public accounting firm to audit our financial statements;
•	preparing the Audit Committee report that the rules and regulations of the SEC require be included in our annual proxy statement;
•	providing our Board with the results of its monitoring and recommendations; and
•	providing our Board with additional information and materials as it deems necessary to make our Board aware of significant financial matters that require the attention of our Board.

The Audit Committee met five times during our fiscal year 2011. The Audit Committee has adopted a written Audit Committee Charter which may be found at www.hokucorp.com under “Company Information” in the “Corporate Governance” section.

Compensation Committee

Our Board of Directors currently has a standing Compensation Committee which consists of Yi Zheng, Ph.D. (Chairman), Zhengfei Gao, and Karl Stahlkopf, Ph.D. Zhong Li resigned as a member of our board effective July 20, 2010. The Compensation Committee has the overall responsibility for evaluating and approving compensation for our executive officers, evaluates the performance of the executive officers, review and monitor management development and succession plans, and oversees the administration of our equity compensation plans. The Compensation Committee also sets the compensation of the non-employee directors. The compensation of our executive officers for fiscal year 2011 was recommended by the Compensation Committee and approved by the Board.

The Compensation Committee, without the Chief Executive Officer present, determines the compensation of our Chief Executive Officer for recommendation to the Board. The Compensation Committee reviews with the Chief Executive Officer the compensation for each of our other executive officers. The Compensation Committee makes the final recommendation of the compensation package for such executive officers based on the recommendation of our Chief Executive Officer, but with such adjustments as deemed appropriate by the Compensation Committee. The Compensation Committee engaged Towers Watson, compensation consultant, to assist in its review of our executive compensation policies and procedures with respect to our fiscal year 2011 executive officer compensation. Towers Watson provided the Compensation Committee with market data and analysis of our total direct compensation for each executive officer position as compared with the competitive market.

The Compensation Committee did not meet during our fiscal year 2011. The Compensation Committee has adopted a written Compensation Committee Charter which may be found at www.hokucorp.com under “Company Information” in the “Corporate Governance” section.

Nominating and Corporate Governance Policy

Due to the small size of our Board, our agreement with Tianwei pursuant to which Tianwei is entitled to designate four of seven directors on our Board, and our status as a “controlled company”, we do not have a separate nominating and corporate governance committee or a policy with regard to the consideration of any director candidates.

The Board believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Board also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Hoku, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of Hoku’s stockholders. However, the Board retains the right to modify these qualifications from time to time. Candidates for director are reviewed in the context of the current composition of the Board, the operating requirements of Hoku and the long-term interests of stockholders. In conducting this assessment, the Board considers diversity, age, skills, attributes and such other factors as it deems appropriate given the current needs of the Board and Hoku, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Board reviews such directors’ overall service to Hoku during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Board also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.

The Board uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Board conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Board meets to discuss and consider such candidates’ qualifications. To date, the Board has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Board has not received a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

Stockholder Nomination

The Board will consider director candidates recommended by stockholders. The Board does not intend to alter the manner in which they evaluate candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Board to become nominees for election to the Board may do so by delivering a written recommendation to the Board at the following address: Hoku’s Secretary at Hoku Corporation, 1288 Ala Moana Blvd., Suite 220, Honolulu, Hawaii 96814 at least 120 days prior to the anniversary date of the mailing of Hoku’s proxy statement for the last annual meeting of Hoku stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of Hoku’s capital stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Meetings of the Board of Directors and Attendance

The Board met two times and the Audit Committee met five times during our fiscal year 2011. Each incumbent Board member attended 75% or more of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board held during the period for which he was a director or committee member, respectively.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate with the Board or any of its members regarding nominations of directors or other matters may do so by sending written communications addressed to our Secretary at Hoku Corporation, 1288 Ala Moana Boulevard, Suite 220, Honolulu, Hawaii 96814. All stockholder communications received by Hoku that are addressed to the attention of the Board will be compiled by our Secretary. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chairman of the Audit Committee. Nominations of directors or other matters put forth by our stockholders will be reviewed by the Board.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, or the Code, which applies to all our officers, directors and employees. Among other matters, the Code is designed to promote:

•	honest and ethical conduct;
•	avoidance of conflicts of interest;
•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our other public communications;
•	compliance with applicable governmental laws and regulations;
•	prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and
•	accountability for adherence to the Code.

The Code is available on our corporate website at www.hokucorp.com under “Company Information” in the “Corporate Governance” section. If we make any substantive amendments to the Code or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Board Leadership Structure and Role in Risk Oversight

Since April 1, 2010, our Chief Executive Officer and Chairman of the Board are separate positions. Our Chief Executive Officer, Scott Paul, is also a director on the Board. Our Chairman of the Board, Wei Xia, is affiliated with Tianwei and designated to the Board under our agreement with Tianwei. The Board believes that this leadership structure is appropriate because it facilitates the division between the Chief Executive Officer’s primary responsibility for day-to-day management of the company and the oversight responsibility of the Board on the performance and operation of the company. In addition, given the small size of the Board and our status as a “controlled company”, the Board has not designated a lead independent director.

The Chief Executive Officer and senior management have primary responsibility for assessing and managing our risk exposure. The Board has oversight responsibility, focusing on the adequacy of our enterprise risk management and risk mitigation processes. Primary responsibility for risk management issues lies with our Audit Committee. The Audit Committee oversees risk management by overseeing and monitoring: our corporate accounting and financial reporting practices and the audits of our financial statements; our systems of internal accounting and financial controls; the quality and integrity of our financial statements and reports; appointing an independent registered public accounting firm to audit our financial statements; providing our Board with the results of its monitoring and recommendations; and providing our Board with additional information and materials as it deems necessary to make our Board aware of significant financial matters that require the attention of our Board. The Board’s role in risk oversight of the Company is consistent with our leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing our risk exposure, and the Board and its committees providing oversight in connection with those efforts.

COMPENSATION OF DIRECTORS

During our fiscal year 2011, each of Messrs. Hirata, Stahlkopf and Zheng received the following compensation:

•	Annual cash retainer of $30,000.
•	A stock option grant for the number of shares with a grant date fair market value of $20,000. The option was granted on April 1, 2010, covering 7,722 shares of our common stock with an exercise price per share equal to $2.59. The option vested in full on March 31, 2011, provided the non-employee Board members continued in Board service through such date. The option has a term of 10 years, subject to earlier termination upon cessation of Board service.
•	A restricted stock grant for the number of shares with a grant date fair market value of $30,000. The restricted stock was granted on April 1, 2010, covering 11,583 shares of our common stock. The grant vested on March 31, 2011, provided the non-employee Board member continued in Board service through such date.

In addition, we paid an additional cash retainer of $10,000 to Mr. Hirata as the chair of our Audit Committee and $6,500 to Drs. Stahlkopf and Zheng each as members of our Audit Committee. Furthermore, we paid an additional cash retainer of $7,000 to Dr. Zheng as the chair of our Compensation Committee and $5,000 to Dr. Stahlkopf as a member of our Compensation Committee.

The non-employee members of our Board are also reimbursed for travel, lodging and other reasonable expenses incurred in attending our Board, Audit or Compensation Committee meetings. Non-employee members of our Board did not receive additional cash compensation for attending Board, Audit or Compensation Committee meetings.

The other non-employee members of our Board did not receive any payment for their services on the Board. Our employee Board members do not receive any compensation for services as a member of the Board.

The following table outlines the compensation paid to our non-employee directors for services rendered to the Company in fiscal year 2011.

Director Compensation

Name	Cash ($)(1)	Option Awards ($)(2)(3)	Stock Awards ($)(4)	Total ($)
Dean K. Hirata	40,000	15,521	30,000	85,521
Karl E. Stahlkopf	41,500	15,521	30,000	87,021
Yi Zheng	43,500	15,521	30,000	89,021
Wei Xia	—	—	—	—
Yu Wen	—	—	—	—
Zhong Li	—	—	—	—

(1)	The amounts shown represent the retainer earned by each Board member during fiscal year 2011. The aggregate amount reported for each member is comprised of the following payments:

	Annual Retainer ($)	Committee Chairpersons on Retainer ($)	Committee Members on Retainer ($)
Dean K. Hirata	30,000	10,000	—
Karl E. Stahlkopf	30,000	—	11,500
Yi Zheng	30,000	7,000	6,500
Wei Xia	—	—	—
Yu Wen	—	—	—
Zhong Li	—	—	—

(2)	The amounts shown in this column represent the grant date fair value of stock options granted to the non-employee director in fiscal year 2011 calculated in accordance with ASC Topic 718 and does not take into account the impact of estimated forfeitures. The assumptions made in the valuation of the stock options are discussed in Note 8, “Stockholders’ Equity — Stock Based Compensation” to our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended March 31, 2011.
(3)	As of March 31, 2011 our current non-employee directors held an aggregate number of stock options as follows: Mr. Hirata 41,054 shares; Dr. Stahlkopf 47,720 shares; and Mr. Zheng 7,722 shares.
(4)	The amounts shown in this column represent the grant date fair value for restricted stock granted in fiscal year 2011, determined in accordance with ASC Topic 718 on the basis of the closing price of our common stock on the award date and does not take into account the impact of estimated forfeitures. The assumptions used in the calculation of these amounts are included in Note 8, “Stockholders’ Equity — Stock-Based Compensation” to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2011.

Fiscal Year 2012 Compensation:

For our fiscal year 2012, the Compensation Committee approved for the non-employee members of the Board following compensation program:

Cash Retainers

•	Each of Messrs. Zheng, Stahlkopf and Hirata shall receive a cash retainer in the amount of $30,000.
•	Mr. Hirata, as chairman of the audit committee, shall receive a retainer in the amount of $10,000 and Messrs. Zheng and Stahlkopf each as members of the audit committee shall receive a retainer in the amount of $6,000.
•	Dr. Zheng, as chairman of the compensation committee, shall receive a retainer of $7,000 and Dr. Stahlkopf as a member of the compensation committee shall receive a retainer in the amount of $5,000.

The cash retainers were paid on or before June 15, 2011.

Equity Grants

•	Mr. Xia, as chairman of the board shall be granted a stock option to purchase shares of common stock with a value of $50,000 and an award of fully vested shares of common stock with a value of $50,000.
•	Messrs. Gao, Hirata, Stahlkopf, and Zheng, as non-employee Board members shall be granted a stock option to purchase shares of common stock with a value of $20,000 and an award of fully vested shares of common stock with a value of $30,000.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis addresses the policies and objectives underlying the compensation programs in effect during fiscal year 2011 for the Company’s named executive officers identified in the Summary Compensation Table that follows this discussion and analysis. The Compensation Committee of the Board (the “Compensation Committee”) generally administers the compensation programs for our executive officers. However, the compensation of our executive officers for fiscal year 2011 was recommended by the Compensation Committee and approved by the Board.

Compensation Philosophy and Objectives

We are engaged in a very competitive industry, and our success depends upon our ability to attract and retain qualified executives needed to define, create and market industry-leading products through competitive compensation packages. The Compensation Committee administers the compensation program for our executive officers with this competitive environment in mind. However, the Compensation Committee believes that the compensation paid to our executive officers should also be substantially dependent on our financial performance and the value created for our stockholders. For this reason, the Compensation Committee also utilizes our compensation programs to provide meaningful incentives for the attainment of our short-term and long-term strategic objectives and thereby reward those executive officers who make a substantial contribution to the attainment of those objectives.

To achieve our goals, the Compensation Committee has approved executive compensation that is based on a combination of (i) a base salary, (ii) an annual cash bonus opportunity and (iii) equity awards. For the past several years, the terms of the cash bonus and equity compensation programs have varied substantially each year in order to create a total compensation package for our executive officers that is designed to meet our short term goals each year during a critical period in our development and thereby lay a foundation for our long-term growth and success. For our fiscal year 2011, after reviewing the recommendations of the Compensation Committee’s independent compensation consultant, the Compensation Committee determined that due to continuing uncertainty regarding our future performance, it was necessary to continue to provide the executive officers with a periodic cash retention bonus and restricted stock awards similar to the program for fiscal year 2010. However, the Compensation Committee also established a performance-based incentive program designed to reward our executive officers for meeting short-term goals deemed necessary for our long-term growth and success. Accordingly, the executive compensation program for fiscal year 2011 was comprised of (i) an annual base salary, (ii) a cash retention bonus, (iii) a cash bonus based on achievement of environmental, health and safety criteria, (iv) a cash bonus based on achievement of specified construction and operations milestones related to our polysilicon plant and (v) grants of restricted stock, 60% of which vest on the basis of service and 40% of which vest on the basis of a combination of both service and our financial and operational performance.

Annual Review of Cash and Equity Compensation

We conduct an annual review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers to ensure that compensation is structured appropriately to achieve our objectives. We review each component of compensation as related but distinct. Although the Compensation Committee reviews total compensation, it has not adopted any formal guidelines for allocating total compensation between cash and equity compensation. We determine the appropriate level of each compensation component based in part, but not exclusively, on our retention goals and short-term and long-term objectives.

The review generally occurs in the fourth quarter of each fiscal year at which time the Compensation Committee establishes executive officer base salaries for the following fiscal year, reviews and approves any bonus awards and programs and considers and approves any grants of equity compensation to the executive officers. The Compensation Committee engaged Towers Watson, compensation consultant, to assist in its review of our executive compensation policies and procedures with respect to our fiscal year 2011 executive officer compensation. Towers Watson provided the Compensation Committee with market data and analysis of our total direct compensation for each executive officer position as compared with the competitive market. The competitive market levels were based on data from the 2009 Radford Executive Survey for companies in the broader technology sector with revenues in the range of $50 million to $199.9 million. The comparison to the competitive data indicated that the total direct target compensation of each of our executive officers for fiscal year 2011 is significantly below market (in the range of 51% to 59% of competitive data). Towers Watson recommended that any incentive payments include a retention component since retention of our executive officers is critical to our near term success.

The Compensation Committee has historically taken into account publicly available data relating to the compensation practices and policies of other companies within and outside our industry. However, we have not historically benchmarked our executive compensation against any peer companies; the Compensation Committee believes that we have few, if any, truly comparable publicly traded companies to provide an accurate data set against which to compare. For fiscal year 2011 compensation, we generally reviewed data reflective of companies in the broader technology sector.

Role of Management

The Compensation Committee, without the Chief Executive Officer present, determines the compensation of our Chief Executive Officer for recommendation to the Board. The Compensation Committee reviews with the Chief Executive Officer the compensation for each of our other executive officers. The Compensation Committee makes the final recommendation of the compensation package for such executive officers based on the recommendation of our Chief Executive Officer, but with such adjustments as deemed appropriate by the Compensation Committee.

Compensation Components

Historically, our executive compensation package has been comprised of three components: (1) base salary, (2) cash incentive payments and (3) equity awards, each of which is intended to support our overall compensation philosophy. Each component is discussed separately below, and a summary of the compensation package for the 2011 fiscal year is set forth immediately following such discussion.

Base Salary

Base salary is intended to attract and retain executives as well as to provide executives with a certain level of financial security and continuity from year to year. The Compensation Committee recognizes the importance of maintaining compensation levels competitive with other leading technology and energy companies and other publicly-traded companies in Hawaii with which we compete for personnel. However, the Compensation Committee has historically maintained the base salary component of executive compensation at levels they believe to be near or below industry medians and compensated for the lower salaries with performance-based cash incentive payments and equity awards. Base salaries are generally determined based on the responsibilities of the executive officer, the officer’s skills and experience and his or her contributions to our performance.

We do not apply specific formulas to determine base salary increases. We did not approve base salary increases for any of our executive officers for fiscal year 2010 due primarily to our financial performance and our continued emphasis on controlling cash expenditures. For fiscal year 2011, the Compensation Committee increased the base salary of Scott Paul to reflect his promotion as our President and Chief Executive Officer. In order to continue to retain qualified executive officers through competitive pay packages, the Compensation Committee approved base salary increases of approximately 25% for each of our other executive officers. In line with our historical practice of offering conservative base salaries, the increased salaries were in the range of 52% to 80% of competitive market data.

Cash Bonuses

For our fiscal year 2011, due to the continued uncertainty regarding our future performance, the Compensation Committee determined that it was necessary to continue to provide the executive officers with a periodic cash retention payment in order to remove much of the uncertainty around the executive officers’ total compensation, complement conservative base salaries and help to ensure that our senior management team remained intact during a critical period. The Compensation Committee determined that Messrs. Paul, Nakamoto, Schreck and Taft would each be eligible to receive a cash retention payment in our fiscal year 2011 in an aggregate amount as follows: Mr. Paul, $100,000, Mssrs. Nakamoto and Taft, $50,000 and

Mr. Schreck, $40,000. The retention payment was payable in four equal installments in each of July, September, December and March of our fiscal year 2011, provided the executive officer remained in our employ through each payment date.

In addition to the cash retention payment, the Compensation Committee established a cash incentive program designed to reward our executive officers for meeting short-term goals deemed necessary for our long-term growth and success. The cash incentive program consisted of two components: (i) a bonus based on achievement of a specified environmental health and safety record and (ii) a bonus based on achievement of specified construction and operations milestones related to our polysilicon plant. The environmental health and safety cash bonus was to be paid on March 31, 2011 if the total of all fines or lawsuits related to environment health and safety accidents during the fiscal year ended March 31, 2011 was less than $25,000. Messrs. Paul, Nakamoto, Schreck and Taft were eligible to receive the following environmental health and safety bonus for fiscal year 2011: Mr. Paul, $50,000; Mr. Nakamoto, $25,000; Mr. Schreck, $20,000 and Mr. Taft, $25,000. Our performance bonus was to be paid on March 31, 2011 and earned as follows: (a) one-third upon demonstrating polysilicon production at our polysilicon plant, or Demo, within 4 to 6 weeks after receiving a $30,000,000 loan by Tianwei; (b) one-third upon mechanical completion of the polysilicon plant with 2,500 metric tons of production capacity, not including TCS production, or PCO, within 4 months following the Demo; (c) one-third upon mechanical completion of the polysilicon plant with 4,000 metric tons of production capacity, including TCS production, within 7 months following PCO. Messrs. Paul, Nakamoto, Schreck and Taft were eligible to receive the following cash performance bonus for fiscal year 2011: Mr. Paul, $150,000, Mr. Nakamoto, $75,000; Mr. Schreck, $40,000 and Mr. Taft, $75,000.

In order to bridge the gap on lower base salaries and to emphasize pay for performance, the Compensation Committee sized the amount of the aggregate retention and performance bonuses to be above the market median. As a result of our performance in fiscal year 2011, the Compensation Committee determined that each executive officer earned his environmental health and safety bonus in full, and one-third of the performance bonus as a result of our achievement of the first performance milestone described above.

The bonus for Dr. Zhang is discussed below under “Compensation for Tao Zhang”.

Equity Awards

We believe that superior long-term performance is achieved through an ownership culture that encourages performance by our executive officers through the use of stock and stock-based awards. Our 2005 Equity Incentive Plan (the “Equity Plan”) has been established to provide our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of our stockholders. Our Equity Plan has provided the principal method for our executive officers to acquire equity in us. Historically, long-term equity incentives have been provided through grants of stock options and/or restricted stock awards to executive officers and other employees pursuant to our Equity Plan. In the past several years, equity awards to our executive officers have been in the form of restricted stock awards.

Fiscal Year 2011 Equity Awards

Each executive officer was awarded a restricted stock award on April 1, 2010 as part of his compensation package for the 2011 fiscal year covering the following number of shares of our common stock: Mr. Paul, 80,000 shares; Mr. Nakamoto, Mr. Schreck and Mr. Taft, 40,000 shares each. 60% of the shares subject to the restricted stock award were subject to vesting on March 31, 2011, provided that the executive officer continued in service as our employee through such date. The remaining 40% of the shares were to vest upon certification of the following performance goals: 50% of the shares were to vest if net income for fiscal year 2011 was positive and 50% of the shares were to vest if output of our polysilicon plant reached 1,800 metric tons in fiscal year 2011. If the applicable performance goal was not achieved, the restricted shares that were to vest on the basis of such performance goal were to be forfeited. Neither performance goal was attained and accordingly the restricted shares were forfeited.

The equity award for Dr. Zhang is discussed below under “Compensation for Tao Zhang”.

Compensation for Tao Zhang

Dr. Zhang has served as a member of our Board since July 2010 and as the President of Hoku Materials since October 29, 2010. Dr. Zhang concurrently served as Vice General Manager of our parent corporation until April 2011, Tianwei New Energy Holdings Co., Ltd. (“Tianwei”). For his service to us, Dr. Zhang initially received only compensation from Tianwei. However, in May 2011 the Compensation Committee approved an annual compensation package for Dr. Zhang comprised of (i) a base salary in the amount of $150,000 (reduced by any base salary paid to him by Tianwei), (ii) a cash retention bonus in the amount of $50,000, (iii) a target environmental health and safety bonus in the amount of $25,000 and (iv) a restricted stock grant under the Equity Plan covering 24,000 shares. In order to retroactively effect the compensation to the October 1, 2010 start date of Dr. Zhang’s employment with us, the Compensation Committee authorized the following compensation package for the period October 1, 2010 to March 31, 2011: (i) base salary in the amount of $75,000 (less the amount paid to Dr. Zhang as salary during such period by Tianwei), (ii) retention bonus in the amount of $25,000, (iii) environmental health and safety bonus in the amount of $12,500 and (iv) a fully vested stock grant covering 12,000 shares. The stock grant was awarded on June 1, 2011. The base salary and bonuses were paid on July 5, 2011.

Karl M. Taft III Separation Agreement

On November 30, 2010, we entered into a Separation Agreement and Release (the “Separation Agreement”) with Mr. Karl M. Taft III in connection with his resignation as our Chief Technology Officer which became effective on such date. Under the Separation Agreement, Mr. Taft received (i) a cash severance payment in the amount of $25,000, (ii) accelerated vesting of 6,666 out of 13,000 unvested shares of common stock under Mr. Taft’s stock option granted under the Equity Plan in 2006 and (iii) and accelerated vesting of all remaining 24,000 unvested shares of common stock under Mr. Taft’s restricted stock awards granted under the Equity Plan in 2008 and 2009. Mr. Taft also agreed to release us and our affiliates from all claims, suits and causes of actions with respect to any event arising from his employment with us. The Compensation Committee believes the severance agreement with Mr. Taft is fair and reasonable in light of his status as a founder of our Company and in consideration for his long-term service to us.

Benefits

It is not our practice to provide our executive officers with any significant perquisites.

We provide the following benefits to our executive officers, generally on the same basis provided to all of our employees: health, dental and vision insurance; medical and dependent care flexible spending account; workers’ compensation benefits; and short- and long-term disability, accidental death and dismemberment benefits. We also pay the medical premiums of the families of the executive officers as long as such family members did not have medical coverage separately available pursuant to another company-sponsored plan. We believe these benefits are consistent with the benefits provided by companies with which we compete for employees.

Fiscal Year 2012 Incentive Compensation Plan

On May 25, 2011, the Compensation Committee adopted the compensation program for the company’s executive officers for the 2012 fiscal year. The program is comprised of (i) increased base salaries, (ii) restricted stock unit awards covering shares of the company’s common stock, (iii) performance share awards covering additional shares of the company’s common stock, and (iv) a cash bonus opportunity under the Plan tied to the company’s attainment of pre-established performance objectives for the 2012 fiscal year. The following compensation for the Company’s executive officers was approved by the Compensation Committee for fiscal year 2012:

	Base Salary ($)	Target Long-Term Incentive Bonus ($)(1)	Target Environmental & Employee Health and Safety Bonus ($)(2)	Stock Award ($ value)(3)(4)
Scott B. Paul	350,000	200,000	50,000	210,000
Darryl Nakamoto	175,000	100,000	25,000	110,000
Jerrod Schreck	175,000	100,000	25,000	110,000
Tao Zhang	175,000	100,000	25,000	110,000
Xiaoming Yin	240,000	130,000	30,000	160,000

(1)	The long-term incentive bonus will be based on the attainment of performance milestones based on (i) production and budget execution at the company’s subsidiary, Hoku Materials, Inc. (“Hoku Materials”), (ii) revenue and net profit of the company’s subsidiary Hoku Solar, Inc. (“Hoku Solar”). Each bonus shall be paid concurrent with payment of regular payroll for the first regular pay period after the last day of the performance period.
(2)	The environmental, health and safety cash bonus is payable on March 31, 2012 if we achieve a certain environmental and employee health and safety record for fiscal year 2012.
(3)	Fifty percent (50%) of the stock award value designated for each executive officer shall be awarded as a restricted stock unit award under the Equity Plan. The actual number of units subject to each restricted stock unit award will be determined by dividing the foregoing stock award value by the fair market value per share of the Company’s common stock on the June 1, 2011 effective date of the awards. Each unit will represent the right to receive one share of the Company’s common stock immediately following the vesting of that unit. The restricted stock unit awards will vest in full on March 31, 2012, provided the executive officer remains employed by the Company through such date.
(4)	Fifty percent (50%) of the stock award value designated for each executive officer shall be awarded as a performance share award under the Equity Plan. The actual number of units subject to each performance share award will be determined by dividing the foregoing stock award value by the fair market value per share of the Company’s common stock on the June 1, 2011 effective date of the awards. The maximum number of shares subject to the performance share award shall vest upon the attainment of a production output milestone for Hoku Materials and a net profit milestone for Hoku Solar provided the executive officer remains in the Company’s employ through November 30, 2012.

Stock Ownership Guidelines

While we believe equity ownership directly aligns the risk profile of our executive officers with that of the stockholders, we have not at this time adopted any stock ownership guidelines for our executive officers.

Market Timing of Equity Awards

The equity component of our compensation package is intended to retain and motivate employees to improve the performance of our common stock. Stock options are granted at not less than fair market value and have value only if our stock price increases. All stock options to our employees, including executive officers, and to our directors are granted at the closing price of our common stock as reported on the NASDAQ Global Market on the date of grant. Under our current practice, we do not grant equity awards at times when we are in possession of material non-public information.

Scott Paul, our Chief Executive Officer, is authorized to grant stock awards for up to 40,000 shares per award and up to an aggregate of 75,000 shares per fiscal quarter to employees, other than executive officers, pursuant to authority delegated to him by the Board of Directors.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers to the extent such compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation that is not considered to be performance-based under the terms of Section 162(m). The stock options granted to our executives have been structured with the objective of qualifying those awards as performance-based compensation. Compensation recognized as a result of bonus payments or the issuance of shares of our common stock under restricted stock awards will not qualify as such performance-based compensation. The non-performance-based compensation paid to the executive officers for the 2011 fiscal year did not exceed the $1.0 million limit per officer. The Company believes that in establishing the cash and equity incentive compensation programs for its executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. The Company believes it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the executive officers essential to our success. For that reason, the Company may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation or other equity awards, which may, together with other non-performance based compensation, exceed in the aggregate the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION FOR FISCAL YEAR 2011

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Hoku Corporation under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

October 24, 2011

COMPENSATION COMMITTEE
Compensation Committee Yi Zheng, Ph.D. Zhengfei Gao Karl E. Stahlkopf, Ph.D.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee currently consists of Yi Zheng, Ph.D. (Chairman), Zhengfei Gao, and Karl E. Stahlkopf, Ph.D. Zhong Li resigned his position as a member of the Board on July 30, 2010. None of our executive officers currently serves, or has served during our fiscal year 2011, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

EXECUTIVE COMPENSATION

The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to us and our subsidiaries for the fiscal years ended March 31, 2011, 2010 and 2009, respectively, by our Chief Executive Officer, Chief Financial Officer, each of our two other most highly compensated executive officers whose total compensation for the 2011 fiscal year was in excess of $100,000 and who were serving as executive officers at the end of the 2011 fiscal year, and one additional executive officer for whom disclosure would have been provided but for the fact that such individual was not serving as an executive officer of our Company at the end of the fiscal year 2011. The individuals listed in the table will be hereinafter referred to as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)(4)		Options Awards(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)		Total ($)
Scott B. Paul	2011	300,000	100,000	124,320			100,000	11,221		635,541
Chief Executive Officer (2011)	2010	120,000	40,000	136,240	(8)			11,540		307,780
Chief Operating Officer (2010 and 2009)	2009	120,000		101,520			—	7,227		228,747
Darryl Nakamoto Chief Financial Officer, Treasurer and Secretary	2011	150,000	50,000	62,160			50,000	7,451		319,611
	2010	120,000	40,000	115,640	(8)			9,325	(4)	284,965
	2009	120,000		101,520			—	556	(4)	222,076
Jerrod Schreck Chief Strategy Officer, President, Hoku Solar	2011	120,000	40,000	62,160			33,333	9,419		264,912
(Mike) Tao Zhang(9) President, Hoku Materials	2011	75,000	37,500	22,800			—	489		135,789
Karl M. Taft, III Former Chief Technology Officer(10)	2011	100,385	25,000	123,120		2,400		27,830		278,735
	2010	120,000	40,000	126,720			—	2,983		289,703
	2009	120,000	—	135,360			—	947		256,307

(1)	Represents a cash retention bonus that was paid in four equal installments in each of July, September, December and March of the fiscal year except for Dr. Zhang whose bonus was paid in July 2011 as described below. Mr. Taft only received the first two installments of the retention bonus earned prior to his resignation.
(2)	The amount shown in this column for each fiscal year represents the aggregate the grant date fair value for the restricted stock awards subject to service based vesting made in that year calculated in accordance with FASB Standards Codification Topic 718 (“ASC Topic 718”) on the basis of the closing price of our common stock on the award date and does not take into account the impact of estimated forfeitures. The assumptions used in the calculation of these amounts are included in Note 8, “Stockholders’ Equity — Stock-Based Compensation” to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended March 31, 2011.
(3)	In fiscal year 2011, we granted restricted stock awards subject to performance-based vesting. The aggregate grant date fair market value of such restricted stock awards subject to performance-based vesting, calculated in accordance with ASC Topic 718 based on the probable outcome of the attainment of the pre-established performance objectives is zero. The grant date fair value of such awards, assuming the highest level of performance was achieved, for each named executive officer who received these performance-based awards is as follows: Mr. Paul, $82,880; Mr. Nakamoto, $41,440; Mr. Schreck, $41,440; and Mr. Taft, $41,440. None of the performance-based restricted stock awards vested and accordingly have been forfeited.
(4)	With respect to Mr. Taft, the disclosed amount includes the incremental fair value of the accelerated vesting of his 2008 and 2009 restricted stock awards in connection with his resignation.

(5)	Represents the incremental fair value of the accelerated vesting of a portion of Mr. Taft’s 2006 option grant in connection with his resignation.
(6)	Represents (i) a cash bonus earned upon the Company’s achievement of a certain environmental health and safety record for fiscal year 2011 and (ii) a cash bonus earned for achieving one of three specified construction and operations milestone related to our polysilicon plant. Both the cash bonuses were paid in March 2011. Mr. Taft, who resigned prior to the payment date for the bonus did not receive the performance-based bonuses.
(7)	Represents, for all executives other than Mr. Taft, the cost of medical coverage for the executive’s family members. With respect to Mr. Taft, this amount represents a cash severance payment of $25,000 paid to Mr. Taft pursuant to a Separation Agreement and Release dated November 30, 2010 and $2,830 for the cost of medical coverage for his family members. For more information regarding the Separation Agreement and Release, please see the section entitled “Severance and Change of Control Agreements”.
(8)	The grant date fair value of the restricted stock awards granted in fiscal year 2010 for Mr. Paul and Mr., Nakamoto were erroneously understated in the Summary Compensation Table and the Grants of Plan-Based Awards Table in the Form 10-K/A filed on July 29, 2010. The grant date fair values that should have been reported were $136,240 and $115,640, respectively as reflected in this Summary Compensation Table.
(9)	Dr. Zhang has served as a member of our Board since July 2010 and as the President of Hoku Materials since November 1, 2010. Dr. Zhang concurrently served as Vice General Manager of our parent corporation, Tianwei New Energy Holdings Co., Ltd. (“Tianwei”) until April 2011. For his service to us, Dr. Zhang initially received only compensation from Tianwei. However, in May 2011 the Compensation Committee approved an annual compensation package for Dr. Zhang comprised of (i) base salary in the amount of $150,000 (reduced by any base salary paid to him by Tianwei), (ii) a cash retention bonus in the amount of $25,000, (iii) a target environmental, health and safety bonus in the amount of $12,500 and (iv) a restricted stock grant under the Equity Plan covering 24,000 shares. In order to retroactively effect the compensation to the October 1, 2010 start date of Dr. Zhang’s employment with us, the Committee authorized the following compensation package for the period October 1, 2010 to March 31, 2011: (i) base salary in the amount of $75,000 (less the amount paid to Dr. Zhang as salary during such period by Tianwei), (ii) retention bonus in the amount of $25,000, (iii) environmental, health and safety bonus in the amount of $12,500 and (iv) a fully vested stock grant covering 12,000 shares. Of his $75,000 base salary, we paid $22,006 and Tianwei paid $52,994. We paid the base salary and bonuses in July 2011. The stock grant was awarded on June 1, 2011.
(10)	Effective on November 30, 2010 Mr. Taft resigned from his position as our Chief Technology Officer.

Grants of Plan-Based Awards

The following table provides certain summary information concerning each grant of an award made to a named executive officer in the 2011 fiscal year under a compensation plan.

Name	Grant Date	Date of Pre- Authorization(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Award ($)(2)	Estimated Future Payouts Under Equity Incentive Plan Awards (#)(3)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Scott B. Paul	3/18/10	3/18/10	200,000	32,000	48,000	—	124,320
	4/01/10
Darryl Nakamoto	3/18/10	3/18/10	100,000	16,000	24,000	—	62,160
	4/1/10
Jerrod Schreck	3/18/10	3/18/10	60,000	16,000	24,000	—	62,160
	4/01/10
(Mike) Tao Zhang	—	—	—	—	—	—	—
Karl M. Taft, III	3/18/10	3/18/10	100,000	16,000	24,000	6,666	123,120
	4/01/10						2,400
	11/30/01

(1)	The Compensation Committee pre-authorized these equity awards under the Equity Plan on March 18, 2010 to subsequently become effective on April 1, 2010.
(2)	Represents the potential amounts payable upon achievement of performance goals related to an environmental health and safety record and construction and operation milestones related to our polysilicon plant as follows:

Name	Environmental Health & Safety Record ($)	Operation Milestones ($)
Scott B. Paul	50,000	150,000
Darryl Nakamoto	25,000	75,000
Jerrod Schreck	20,000	40,000
(Mike) Tao Zhang	—	—
Karl M. Taft, III	25,000	75,000

The environmental health and safety goals were achieved and the full amount of the bonus with respect to such goals was paid. However, only one of three operation milestones was achieved and accordingly, only one-third of the target bonus related to these goals was paid. The earned amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the previous Summary Compensation Table.

(3)	Represents number of shares subject to restricted stock awards subject to vesting based on attainment of specified performance goals based on net income and output at our polysilicon plan. None of the performance goals were attained and, accordingly, the awards were forfeited.
(4)	Represents the accelerated vesting of 6,666 shares under the stock option granted to Mr. Taft in 2006.
(5)	The dollar value reported with respect to restricted stock awards represents the aggregate grant date fair value of the restricted stock awards, calculated in accordance with ASC Topic 718. Such grant date fair value with respect to restricted stock awards subject to service based vesting is accordingly based on the closing price of our common stock on the grant date and does not take into account any estimated forfeitures related to service-vesting conditions. The aggregate grant date fair market value of the restricted stock awards subject to performance-based vesting, calculated in accordance with ASC Topic 718 based on the probable outcome of the attainment of the pre-established performance objectives, is zero. The dollar value reported with respect to stock options for Mr. Taft represents the incremental fair value of the accelerated vesting of his 2006 option grant.

Outstanding Equity Awards at Fiscal Year End

The following table provides certain summary information concerning outstanding equity awards held by each named executive officer as of March 31, 2011.

Option Awards							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)		Number of Securities Underlying Unexercised Options Unexercisable (#) (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units of Other Rights That Have Not Vested ($) (j)
Scott B. Paul	33,333	(1)	—		0.375	12/13/14	12,000	(4)	24,000	(7)	32,000	(8)	64,000	(7)
	53,333	(2)	6,667	(3)	2.60	07/24/16
Darryl Nakamoto	53,333	(2)	6,667	(3)	2.60	07/24/16	12,000	(5)	24,000	(7)	16,000	(8)	32,000	(7)
Jerrod Schreck							6,639	(6)	13,278	(7)	16,000	(8)	32,000	(7)
(Mike) Tao Zhang
Karl M. Taft, III

(1)	Represents the vested portion of a stock option granted under our Equity Plan on December 13, 2004 for 33,333 shares. 1/36th of the shares vest on a monthly basis commencing on the second anniversary of the date of the grant. As of March 31, 2010, the option was fully vested.
(2)	Represents the vested portion of stock options granted under our Equity Plan on July 24, 2006. Each option is immediately exercisable for all the option shares subject to the Company’s right to repurchase any unvested shares upon the executive officer’s termination. 1/36th of the shares vest on a monthly basis commencing on the second anniversary of the date of the grant. Vesting may accelerate pursuant to certain agreements, please see “Severance and Change of Control Agreements” below. Each stock option has a ten year term. Stock options generally terminate three months after termination of an optionee’s service for any reason other than disability or death, 12 months after termination due to disability and 18 months after termination due to death.
(3)	Represents the unvested portion of stock options granted on July 24, 2006 for 60,000 shares of common stock.
(4)	Represents the unvested portion of a restricted stock award covering 12,000 shares granted on June 16, 2009, of which 1/4th of the shares vest quarterly after the vesting commencement date of April 1, 2011. Vesting may accelerate pursuant to certain agreements, please see “Severance and Change of Control Agreements” below.
(5)	Represents the unvested portion of a restricted stock award covering 12,000 shares granted on June 16, 2009, of which 1/4th of the shares vest quarterly after the vesting commencement date of April 1, 2011. Vesting may accelerate pursuant to certain agreements, please see “Severance and Change of Control Agreements” below.
(6)	Represents (i) the unvested portion of a restricted stock award covering 5,000 shares granted on June 2, 2008, of which 1/3rd of the shares vest one year after the vesting commencement date of June 2, 2008 and 1/36th of the shares vest monthly thereafter, (ii) the unvested portion of a restricted stock award covering 4,000 shares granted on August 1, 2008, of which 1/3rd of the shares vest one year after the vesting commencement date of June 1, 2008 and 1/36th of the shares vest monthly thereafter and (iii) the unvested portion of a restricted stock award covering 6,000 shares granted on August 1, 2008, of which 1/24th of the shares vest monthly beginning three years after the vesting commencement date of June 1, 2008. Vesting may accelerate pursuant to certain agreements, please see “Severance and Change of Control Agreements” below.
(7)	Value determined based on $2.00 per share, the closing price of our common stock on March 31, 2011, the last market trading day for fiscal year 2011, as reported on the NASDAQ Global Market, multiplied by the number of shares subject to the restricted stock awards.
(8)	Represents the unvested portion of a restricted stock award covering 32,000 shares granted on April 1, 2010, subject to vesting upon attainment of performance goals as follows: 50% based on achievement of net income goals for fiscal year 2011 and 50% based on achievement of specified output of our polysilicon plant. Neither goal was achieved and accordingly, the award was forfeited.

Option Exercises and Stock Vested

The following table sets forth for each of the named executive officers, , and the number and value of shares of the Company’s common stock subject to each restricted stock award that vested during the year ended March 31, 2011. No stock options were exercised by the executive officers during the 2011 fiscal year.

	Stock Awards
Name	Number of shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Scott B. Paul	85,000	207,380
Darryl Nakamoto	56,000	143,530
Jerrod Schreck	31,999	71,973
(Mike) Tao Zhang	—	—
Karl M. Taft, III	52,000	148,640

(1)	Value realized is determined by multiplying (i) the market price of the common stock on the applicable vesting date by (ii) the number of shares as to which each award vested on such date.

Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during our fiscal year 2011.

Nonqualified Deferred Compensation

Our named executive officers did not earn any nonqualified compensation benefits from us during fiscal year 2011.

Employment Agreements

We have not entered into employment agreements with any of our named executive officers.

Severance and Change of Control Agreements

The following provides information regarding termination of employment and change of control arrangements with our named executive officers as of March 31, 2011.

Scott B. Paul

Scott B. Paul, our Chief Executive Officer, was granted a stock option to purchase 60,000 shares of our common stock at an exercise price of $2.60 per share in July 2006. In June 2009, Mr. Paul was granted a restricted stock award of 12,000, shares of our common stock. The stock option and restricted stock agreements evidencing these awards provide for accelerated vesting, such that 50% of the unvested shares subject to each such award shall automatically vest in the event that Mr. Paul’s employment with us is terminated without cause within eighteen months following a change of control.

Darryl Nakamoto

Darryl Nakamoto, our Chief Financial Officer, Treasurer and Secretary, was granted a stock option to purchase 60,000 shares of our common stock at an exercise price of $2.60 per share in July 2006. In June 2009, Mr. Nakamoto was granted a restricted stock award of 12,000 shares of our common stock. The stock option and restricted stock agreements evidencing these awards provide for accelerated vesting, such that 50% of the unvested shares subject to each such award shall automatically vest in the event that Mr. Nakamoto’s employment with us is terminated without cause within eighteen months following a change of control.

Quantification of Benefits

The chart below quantifies the potential value of the accelerated vesting of the equity awards that would occur upon the named executive officer’s termination without cause within eighteen months following a change of control, based upon the following assumptions:

(i)  the executive officer’s employment terminated on March 31, 2011 under circumstances entitling him to accelerated vesting of his stock option and/or restricted stock awards, as described above, and

(ii)  the change in control is assumed to have occurred on March 31, 2011 and the change in control consideration paid per share of the Company’s outstanding common stock is assumed to be equal to the closing selling price of such common stock on March 31, 2011, which was $2.00 per share.

Executive Officer	Value of Accelerated Vesting of Equity Awards ($)(1)
Scott B. Paul	12,000
Darryl Nakamoto	12,000

(1)	Represents the intrinsic value of each restricted stock award vesting on an accelerated basis on March 31, 2011 as a result of the termination of the executive officer’s employment (calculated by multiplying (a) the aggregate number of shares which vest on such an accelerated basis under such awards by (b) the amount by which the $2.00 closing selling price per share of common stock on that date exceeds the exercise or other issue price (if any) payable per share). The exercise price of each outstanding option is in excess of $2.00 and accordingly no intrinsic value with respect to the options is included.

Karl M. Taft III Separation Agreement On November 30, 2010, the Company entered into the Separation Agreement and Release (the “Separation Agreement”) with Mr. Karl M. Taft III in connection with his resignation as our Chief Technology Officer which became effective on such date. Under the Separation Agreement, Mr. Taft received a cash severance payment in the amount of $25,000. In addition, the Separation Agreement provided that (i) 6,666 out of 13,000 unvested shares of common stock under Mr. Taft’s stock option granted under the Equity Plan became fully vested and (ii) all remaining 24,000 unvested shares of common stock under Mr. Taft’s restricted stock awards granted became fully vested. Mr. Taft also agreed to release the Company and its affiliates from all claims, suits and causes of actions with respect to any event arising from his employment with the Company.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following tables set forth, as of October 14, 2011, certain information regarding beneficial ownership of our common stock by (i) each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director and each nominee for director, (iii) each of our named executive officers, and (iv) all of our current directors and executive officers as a group.

The following tables are based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to these tables and subject to community property laws where applicable, we believe that each of the stockholders named in these tables has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, options to purchase shares of our common stock that are exercisable within 60 days of October 14, 2011 are deemed to be beneficially owned by the persons holding these options and warrants and outstanding for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Applicable percentages are based on 54,911,864 shares outstanding on October 14, 2010, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the principal address of each of the stockholders named below is Hoku Corporation, 1288 Ala Moana Blvd., Honolulu, Hawaii 96814.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
5% Stockholders:
Tianwei New Energy Holdings Co., Ltd. No. 1 Tianwei Road Southwest Airport Economic Development Zone Chengdu Sichuan, China	43,379,287	(1)	66.83%
Officers and Directors:
Wei Xia	—		—
Yi Zheng, Ph.D.	19,305		*
Zhengfei Gao	—		—
Tao Zhang, Ph.D.	37,136		*
Dean K. Hirata	56,569	(2)	*
Karl E. Stahlkopf, Ph.D.	81,086	(3)	*
Darryl Nakamoto	190,332	(4)	*
Scott B. Paul	259,691	(5)	*
Xiaoming Yin, Ph.D.	42,105		*
Jerrod Schreck	63,908		*
Karl M. Taft III	717,123	(7)	1.31%
All executive officers and directors as a group (11 persons)	1,467,255	(8)	2.66%

*	Less than one percent.
(1)	Consists of 33,379,287 shares of common stock and 10,000,000 shares of common stock issuable upon exercise of a warrant issued to Tianwei in connection with the investment transaction that closed on December 22, 2009. Based on a Schedule 13D filed by Tianwei on September 30, 2009, as amended by a Schedule 13D/A filed by Tianwei on December 31, 2009, each of Tianwei and Baoding Tianwei Group Co., Ltd. has sole voting and dispositive power over an aggregate of 43,379,287 shares. We entered into an investors rights agreement with Tianwei in connection with its investment that was closed in December 2009, pursuant to which Tianwei has the right to designate four nominees to our board will terminate upon the earlier of (i) Tianwei (together with its affiliates) ceasing to be our largest individual stockholder or (i) Tianwei (together with its affiliates) owning less than 25% of the outstanding shares of our common stock. See also “Item 13. Certain Relationships and Related Transactions, and Director Independence — Relationship with Tianwei.”

(2)	Includes 41,054 shares of common stock subject to options exercisable within 60 days of October 14, 2011 by Mr. Hirata.
(3)	Includes 47,720 shares of common stock subject to options exercisable within 60 days of October 14, 2011 by Mr. Stahlkopf.
(4)	Includes 60,000 shares of common stock subject to options exercisable within 60 days of October 14, 2011 by Mr. Nakamoto.
(5)	Includes 93,333 shares of common stock subject to options exercisable within 60 days of October 14, 2011 by Mr. Paul.
(7)	Includes 717,123 shares held in the Karl M. Taft III Trust dated November 25, 2005, which is deemed to be controlled by Mr. Taft.
(8)	Includes 249,829 shares of common stock subject to options exercisable within 60 days of October 14, 2011 by the executive officers and directors, and excludes information for Mr. Taft whose resignation as Chief Technology Officer became effective on November 30, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Hoku’s directors and executive officers, and persons who beneficially own more than ten percent of Hoku’s equity securities, to file with the SEC reports with respect to their beneficial ownership of Hoku’s equity securities and their transactions in such securities.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended March 31, 2011, we believe that all reporting requirements under Section 16(a) for such year were met in a timely manner by our directors, executive officers and greater than ten percent beneficial owners, except the following: Zhengfei Gao filed one late report on Form 3 with no reportable transaction; Scott Paul filed one late report on Form 4 covering one reportable transaction; Jerrod Schreck filed one late report on Form 3 with no reportable transaction and one late report on Form 4 covering two reportable transactions; Karl E. Stahlkopf filed one late report on Form 4 covering two reportable transactions; Yi Zheng filed one late report on Form 4 covering two reportable transactions; Dean Hirata filed one late report on Form 4 covering two reportable transactions; and Karl M. Taft III filed one late report on Form 4 covering one reportable transactions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Approval Policy

Related party transactions are governed by our Code of Business Conduct and Ethics, or Code of Conduct, and our management monitors adherence to the Code of Conduct. In addition, each director and executive officer annually delivers to us a questionnaire that includes, among other things, a request for information relating to any transactions in which both the director, executive officer, or their respective family members, and Hoku participates, and in which the director, executive officer, or such family member, has a material interest. The Audit Committee is responsible for the review, approval, or ratification of such related party transactions, including related party transactions with Tianwei, as described below. Under SEC rules, a related party is a director, officer, nominee for director, or 5% stockholder of Hoku and their immediate family members. Transactions involving related parties are reviewed by the Audit Committee which determines whether the related party has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

Related Party Transactions and Relationships

Relationship with Tianwei — Debt Financing

Since the beginning of fiscal year 2011, we obtained an aggregate of $297 million of debt financing through bank credit agreements from third party lenders to support our operations, and all of these credit agreements are secured by letters of credit provided by our majority stockholder, Tianwei. The following table describes the basic terms of our outstanding bank credit agreements as of October 14, 2011:

Date of Credit Agreement	Lender	Principal Amount	Interest Rate	Maturity Date
May 24, 2010	China Merchants Bank Co., Ltd., New York Branch	$20,000,000	LIBOR Rate plus 2% or prime rate at our election for any portion not less than $1 million	May 24, 2012
June 30, 2010	China Construction Bank, New York Branch	$28,300,000	LIBOR Rate plus 1.875% or prime rate at our election for any portion not less than $1 million	June 15, 2012 or the 15th day prior to the expiration of the Letter of Credit.
August 16, 2010	China Merchants Bank Co., Ltd., New York Branch	$10,000,000	LIBOR Rate plus 2% or prime rate at our election for any portion not less than $1 million	August 16, 2012
August 26, 2010	China Merchants Bank Co., Ltd., New York Branch	$5,000,000	LIBOR Rate plus 2% or prime rate at our election for any portion not less than $1 million	August 24, 2012
September 16, 2010	China Merchants Bank Co., Ltd., New York Branch	$10,000,000	LIBOR Rate plus 2% or prime rate at our election for any portion not less than $1 million	September 16, 2013

Date of Credit Agreement	Lender	Principal Amount	Interest Rate	Maturity Date
October 8, 2010	China Merchants Bank Co., Ltd., New York Branch	$13,000,000	LIBOR Rate plus 2% or prime rate at our election for any portion not less than $1 million	October 18, 2013
October 19, 2010	China Construction Bank, Singapore Branch	$29,000,000	LIBOR Rate plus 2%.	About 3 years from first advance (October 2013)
December 20, 2010	China Merchants Bank Co., Ltd., New York Branch	$10,000,000	LIBOR Rate plus 2% or prime rate at our election for any portion not less than $1 million	December 20, 2013
December 23, 2010	Industrial and Commercial Bank of China Ltd., New York Branch	$15,500,000	LIBOR Rate plus 2.6%.	Earlier of December 23, 2013 or 10th business day prior to the date the Letter of Credit expires or terminates
January 10, 2011	Industrial and Commercial Bank of China Ltd., New York Branch	$19,500,000	LIBOR Rate plus 2.6%.	Earlier of January 10, 2014 or 10th business day prior to the date the Letter of Credit expires or terminates
February 7, 2011	CITIC Bank International Limited, New York Branch	$19,000,000	LIBOR Rate plus 2.5%.	Earlier of February 4, 2013 and the 15th business day prior to the date on which the first letter of credit expires or terminates
February 25, 2011	Bank of China, New York Branch	Lesser of $30,000,000 or the aggregate amount of letter of credit	LIBOR Rate plus 2.4%.	Earlier of February 25, 2014 and the 15th business day prior to the date on which the first letter of credit expires or terminates
April 7, 2011	Industrial and Commercial Bank of China Ltd., New York Branch	$15,000,000	LIBOR Rate plus 2.7%.	Earlier of April 6, 2014 and the 10th business day prior to the date on which the letter of credit expires or terminates

Date of Credit Agreement	Lender	Principal Amount	Interest Rate	Maturity Date
June 2, 2011	Industrial and Commercial Bank of China Ltd., New York Branch	$24,700,000	LIBOR Rate plus 3.8%.	Earlier of June 2, 2016 and the 10th business day prior to the date on which the letter of credit expires or terminates
August 16, 2011	Bank of China, New York Branch	Lesser of $15,000,000 or the aggregate amount of letter of credit	LIBOR Rate plus 2.5%.	Earlier of August 16, 2016 and the 15th day prior to the date on which the letters of credit expire or terminate
September 1, 2011	Industrial and Commercial Bank of China Ltd., New York Branch	$10,000,000	LIBOR Rate plus 2.5%.	Earlier of September 1, 2014 and the 10th business day prior to the date on which the letter of credit expires or terminates
October 5, 2011	Industrial and Commercial Bank of China Ltd., New York Branch	$13,600,000	LIBOR Rate plus 3%.	Earlier of October 5, 2014 and the 10th business day prior to the date on which the letter of credit expires or terminates
October 12, 2011	Bank of China, New York Branch	Lesser of $22,100,000 or the aggregate amount of letter of credit	LIBOR Rate plus 3.0%.	Earlier of October 12, 2016 and the 15th day prior to the date on which the letters of credit expire or terminate

As of September 30, 2011, the total interest payable pursuant to these credit agreements was $1.1 million and the total amount of principal outstanding was $273 million. Since the beginning of fiscal year 2011, we have paid an aggregate of $9.0 million of interest, and did not make any payment on the principal under these credit agreements.

In connection with the execution of each credit agreement described below, we also entered into a reimbursement agreement with Tianwei pursuant to which we agreed to reimburse Tianwei for all interest, fees and expenses incurred by Tianwei with respect to the negotiation, execution and performance of the letter of credit supporting such credit agreement. All of the credit agreements contain customary representations, warranties and covenants.

As previously disclosed in our Form 10-K filed on July 15, 2011, we plan to continue to rely on Tianwei and its resources to finance our remaining construction and operating expenses. However, we expect to compensate Tianwei for its collateral support. We have been discussing with Tianwei what would constitute fair compensation for Tianwei for the financial services it has been providing and will provide to us. While the discussions are ongoing, we believe this compensation may be in the form of common stock warrants. Furthermore, Tianwei has committed to provide us the financial support for our ongoing operations, planned capital expenditures and debt service requirements through at least April 1, 2012.

Consulting Agreement

On March 1, 2010, we entered into a Consulting Agreement with Dustin M. Shindo, who served as our Chairman of the Board of Directors, President and Chief Executive Officer until March 31, 2010 (the “Shindo Consulting Agreement”). Mr. Shindo was a beneficial owner of more than five percent of our Common Stock when the Shindo Consulting Agreement took effect on April 1, 2010. The Shindo Consulting Agreement terminated on February 10, 2011.

The Shindo Consulting Agreement provided that Mr. Shindo act as our consultant to advise on certain strategic and other matters, as requested by us. As compensation for Mr. Shindo’s consulting services, Mr. Shindo received the following: (A) during each of the first six months of Mr. Shindo’s continuous service under the Consulting Agreement, a monthly retainer equal to $40,000 plus the Hawaii general exercise tax applicable to such retainer; (B) during each of the seventh through twelfth month of Mr. Shindo’s continuous services under the Consulting Agreement, a monthly retainer equal to $10,000 plus the Hawaii general exercise tax applicable to such retainer; and (C) all restricted stock awards previously granted to Mr. Shindo during the term of his continuous service as an employee of the Company, which remained outstanding as of March 31, 2010, continued to vest in accordance with their terms as long as Mr. Shindo continued to provide services to us pursuant to the Shindo Consulting Agreement. In addition, we reimbursed Mr. Shindo up to $2,000 per month in out-of-pocket travel and other expenses incurred by Mr. Shindo in performing the services contemplated by the Shindo Consulting Agreement.

We believe that all of the transactions described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Director and Officer Indemnification

Our Amended and Restated Certificate of Incorporation contains provisions limiting the liability of directors. In addition, as permitted by our Amended and Restated Bylaws, we have entered into agreements to indemnify our directors and executive officers to the fullest extent permitted under Delaware law.

All future transactions between us and our executive officers, directors, principal stockholders beneficially owning 5% or more of our outstanding shares of common stock and their affiliates will be approved by our Audit Committee.

AUDIT COMMITTEE AND INDEPENDENT AUDITOR INFORMATION

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS FOR FISCAL 2011

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Hoku Corporation under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

The Audit Committee operates under a written charter adopted by the Board in March 2005. A copy of the Audit Committee Charter may be found on Hoku’s website at www.hokucorp.com under “Company Information” in the “Corporate Governance” section. The current members of the Audit Committee are Yi Zheng, PhD., Karl E. Stahlkopf, Ph.D, and Dean K. Hirata, each of whom meets the independence standards established by NASDAQ and is an audit committee financial expert as defined in the applicable rules and regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended.

As is more fully described in its charter, the Audit Committee oversees accounting, financial reporting, internal control over financial reporting, financial practices and audit activities of Hoku. The Audit Committee reviews the results and scope of the audit and other services provided by the independent registered public accounting firm and reviews financial statements and the accounting policies followed by Hoku prior to the issuance of the financial statements with both management and the independent registered public accounting firm.

Management is responsible for the financial reporting process, the preparation of financial statements in accordance with U.S. generally accepted accounting principles, or GAAP, the system of internal control over financial reporting, and the procedures designed to facilitate compliance with accounting standards and applicable laws and regulations. KPMG LLP, Hoku’s independent registered public accounting firm for fiscal 2011, was responsible for performing an independent audit of the financial statements in accordance with GAAP and issuing a report thereon as of March 31, 2011. Their judgments as to the quality, not just the acceptability, of Hoku’s accounting principles and such other matters are required to be disclosed to the Audit Committee under applicable accounting standards. It is the Audit Committee’s responsibility to oversee these processes. Also, the Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, terminate the independent registered public accounting firm, including the approval of audit fees and non-audit services provided by and fees paid to the independent registered public accounting firm.

The Audit Committee members are not auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm. It is not the duty of the Audit Committee to plan or conduct audits, to determine that Hoku’s financial statements are complete and accurate and in accordance with GAAP, or to assess Hoku’s internal control over financial reporting. The Audit Committee relies, without independent verification, on the information provided by Hoku and on the representations made by management that the financial statements have been prepared with integrity and objectivity, and the opinion of the independent registered public accounting firm that such financial statements have been prepared in conformity with GAAP.

In this context, the Audit Committee reviewed and discussed the audited financial statements for fiscal 2011 with management and KPMG LLP. Specifically, the Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as well as the auditor’s independence from management and Hoku, including the matters in the written disclosures and the letter from the independent registered public accounting firm received by the Audit Committee in accordance with the requirements of the Independence Standards Board Standard No. 1 and the rules of the Public Company Accounting Oversight Board. The Audit Committee has also considered whether the provision of certain permitted non-audit services by KPMG LLP is compatible with KPMG LLP’s independence and discussed KPMG LLP’s independence with KPMG LLP.

Based on the Audit Committee’s review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the annual report for fiscal 2011.

October 24, 2011

AUDIT COMMITTEE
Dean K. Hirata, Chairman
Yi Zheng, Ph.D
Karl E. Stahlkopf, Ph.D

Principal Accounting Fees and Services

The following table sets forth fees for services rendered by Ernst & Young LLP (“E&Y”) and KPMG LLP (“KPMG”) for the audit of our consolidated financial statement for fiscal years 2011 and 2010.

	2011		2010
	E&Y	KPMG	E&Y
Audit Fees	$72,251	$255,497	$377,000
Audit-related Fees	9,529	—	—
Tax Fees	15,707	—	28,000
All Other Fees	—	—	—
Total Fees	$97,487	$255,497	$405,000

Audit Fees.  Audit fees consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, review of interim consolidated financial statements, and services that are normally provided by E&Y and KPMG in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  Audit-related fees during fiscal 2010 consisted primarily of services for transactional advisory services by E&Y.

Tax Fees.  Tax fees for E&Y in fiscal years 2011 and 2010 were for tax compliance, tax planning and tax advisory services.

All Other Fees.  None.

All fees described above were pre-approved by our Audit Committee pursuant to the pre-approval policy and procedures described below. The Audit Committee has determined that the rendering of non-audit services by E&Y and KPMG is compatible with maintaining the independence of both E&Y and KPMG.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our previous independent registered public accounting firm, E&Y as well as our current independent registered public accounting firm, KPMG. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

Change in Independent Registered Public Accounting Firm during the Fiscal Year ended March 31, 2011

On November 29, 2010, the Audit Committee approved the engagement of KPMG as our independent registered public accounting firm for the fiscal year ended March 31, 2011. On the same date, the Audit Committee approved the dismissal of E&Y as our independent registered public accounting firm effective November 29, 2010.

The audit reports of E&Y on our consolidated financial statements for the fiscal years ended March 31, 2010 and 2009 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that the report on our financial statements for the fiscal year ended March 31, 2009 included an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The audit reports of E&Y on the effectiveness of our internal control over financial reporting as of March 31, 2010 and 2009 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of our financial statements for each of the fiscal years ended March 31, 2010 and 2009, and in the subsequent interim periods through November 29, 2010, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304) with E&Y on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of E&Y would have caused E&Y to make reference to the matter in their reports. In addition, during the fiscal years ended March 31, 2010 and 2009, and in the subsequent interim periods through November 29, 2010, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions to Item 304).

We requested E&Y to furnish us a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of that letter, dated December 3, 2010, was filed as Exhibit 16.1 to the Form 8-K filed on December 3, 2010 and is incorporated herein by reference.

In addition, during the fiscal years ended March 31, 2010 and 2009, and in the subsequent interim period through November 29, 2010, neither we nor anyone on our behalf consulted with KPMG regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report was provided to us nor oral advice was provided that KPMG concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions to Item 304).

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR FISCAL 2012

The Audit Committee of the Board has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2012 and the Board has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the 2011 Annual Meeting. KPMG LLP audited Hoku’s financial statements for the fiscal year ended March 31, 2011. Representatives of KPMG LLP are expected to be present at the 2011 Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Amended and Restated Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Hoku and its stockholders.

The Board of Directors Recommends A Vote In Favor of Proposal 2

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

Pursuant to Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our stockholders are entitled to vote at the annual meeting to approve the compensation of our named executive officers, commonly known as a “Say on Pay”, as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Exchange Act. However, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on Hoku or our Board of Directors or the Compensation Committee of the Board.

Although the vote is non-binding, our Board of Directors and the Compensation Committee of the Board value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions affecting the compensation of our executive officers.

We design our executive compensation program to implement our core objectives of attracting and retaining superior executive talent needed to define, create and market our products, ensuring executive compensation is substantially dependent on our financial performance and provide incentives for the attainment of our strategic business objectives and aligning executives’ incentives with the creation of stockholder value. The key elements of the compensation program that were in effect during the 2011 fiscal year for Hoku’s named executive officers are described in detail in the Compensation Discussion and Analysis section of this proxy statement.

Resolution

The stockholders are being asked to approve by advisory vote the following resolution relating to the compensation of the named executive officers as described in this proxy statement:

“Resolved that Hoku’s stockholders hereby approve the compensation paid to Hoku executive officers named in the Summary Compensation Table of this proxy statement, as that compensation is disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion included in this proxy statement.”

The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends an advisory vote FOR the resolution to approve the compensation of the named executive officers as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Exchange Act. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR the approval of such resolution.

PROPOSAL 4:

ADVISORY VOTE AS TO FREQUENCY OF THE ADVISORY STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

General

Pursuant to Section 14A(a)(2) of the Exchange Act, the Company’s stockholders are also entitled to vote at the annual meeting regarding whether the stockholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(1) of the Exchange Act (and as presented in Proposal 3 of this proxy statement) should occur every year, once every two years or once every three years. Stockholders will also have the option to abstain from voting on the matter. The stockholder vote on the frequency of the say-on-pay vote to approve executive compensation is an advisory vote only, and it is not binding on us or our Board of Directors. Such an advisory vote will be provided to the stockholders every six years.

Although the vote is non-binding, both the Board of Directors and the Compensation Committee value the opinions of the stockholders and will consider the outcome of the vote when setting the frequency of the stockholder vote on executive compensation.

Stockholders have four choices with respect to the frequency of the stockholder vote for the approval of the compensation of our named executive officers. The four choices are as follows:

—	Every year;
—	Every two years;
—	Every three years; or
—	Abstain.

Recommendation of the Board

The Board of Directors has determined that an advisory stockholder vote on executive compensation once every three years is the best approach for Hoku and its stockholders for a number of reasons, including the following:

—	A three-year cycle is in line with the long-term pay-for-performance objectives that the Compensation Committee seeks to attain in structuring executive officer compensation in a manner that focuses on long-term growth and sustained stockholder value.
—	A three-year cycle will provide stockholders with sufficient time and opportunity to evaluate the effectiveness of our short-term and long-term incentive programs, compensation strategies and pay-for-performance philosophy.
—	A three-year cycle will also provide the Board of Directors and the Compensation Committee with sufficient time to thoughtfully evaluate and respond to stockholder input and effectively implement appropriate changes or modifications to our executive compensation programs.

Accordingly, the Board of Directors unanimously recommends that the stockholders choose, on an advisory basis, a three-year frequency (a vote FOR EVERY THREE YEARS) for the advisory stockholder vote to approve the compensation of our named executive officers. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR every three years as the frequency of the advisory stockholder vote on executive compensation described in this Proposal Four.

However, the stockholder vote under this Proposal 4 is not to approve the Board’s recommendation but is instead a direct advisory vote on the particular frequency at which each stockholder would like the advisory vote on executive officer compensation to be conducted.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Hoku stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Secretary, Hoku Corporation, 1288 Ala Moana Boulevard, Suite 220, Honolulu, Hawaii 96814 or contact Darryl Nakamoto at (808) 682-7800. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the 2011 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Directors

/s/ Scott Paul
Scott B. Paul,
Chief Executive Officer

October 24, 2011

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY – (Continued from reverse side)

Hoku Corporation 2011 Annual Meeting Proxy Card

Please mark your
votes like this

☒

The Board of Directors recommends a vote “FOR” the nominees for director listed below and a vote “FOR” proposals 2 and 3.

1.  Election of directors.
(Instruction: To withhold authority to vote for the individual nominee, strike such nominee’s name from the list below.)

NOMINEES:	FOR the nominees listed to the left	WITHHOLD AUTHORITY to vote
Scott B. Paul	☐	☐
Karl E. Stahlkopf	☐	☐
Yi Zheng	☐	☐

2.  To ratify the appointment by our Audit Committee of KPMG Young LLP as our independent registered public accounting rm for the scal year ending March 31, 2012.

For	Against	Abstain
☐	☐	☐

3.  Say on Pay — An advisory vote on the approval of executive compensation.

For	Against	Abstain
☐	☐	☐

4.  Say When on Pay — An advisory vote on the approval of the frequency of shareholder votes on executive compensation.

1 Yr.	2 Yr.	3 Yr.	Abstain
☐	☐	☐	☐

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

OTHER MATTERS:  The Board of Directors knows of no other matters that will be presented for consideration at the 2011 Annual Meeting. If any other matters are properly brought before the 2011 Annual Meeting, the shares represented by this proxy card will be voted at the discretion of the proxies.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no specication is made, this proxy will be voted FOR the election of the named nominees as directors, FOR Proposals 2 and 3, FOR EVERY THREE YEARS for Proposal 4, and at the discretion of the proxy on any other matter that may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

COMPANY ID:

PROXY NUMBER:
ACCOUNT NUMBER:

Signature  Signature if held jointly  Dated

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized ocer. If a partnership, please sign in partnership name by authorized person.

HOKU CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FRIDAY, DECEMBER 9, 2011

The undersigned hereby appoints Scott B. Paul and Darryl Nakamoto and each of them, as proxies and attorneys-in-fact, with full power of substitution, and hereby authorizes them to vote all of the shares of stock of Hoku Corporation which the undersigned may be entitled to vote at the 2011 Annual Meeting of Stockholders of Hoku Corporation to be held on Friday, December 9, 2011 at 4:00 p.m. local time, at the Outrigger Waikiki on the Beach, 2335 Kalakaua Avenue, Honolulu, Hawaii 96815 and at any and all postponements, continuations and adjournments thereof with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the 2011 Annual Meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be dated and signed on reverse side)